Exhibit 2.4

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

This AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of May 24, 2006 between Southland Health Services, Inc., a Delaware corporation with a mailing address of 2344 Woodridge Avenue, Kingsport, Tennessee 37664 (“Southland Delaware”), and Southland Health Services, Inc., a Florida corporation with a mailing address of 2344 Woodridge Avenue, Kingsport, Tennessee 37664 (“Southland Florida”). Southland Delaware and Southland Florida are from time to time herein referred to as the “Constituent Corporations.”

RECITALS

WHEREAS, Southland Delaware is a corporation duly organized and existing under the laws of the State of Delaware and, on the date hereof, has authority to issue 10,000 shares of common stock, $.001 par value per share (“Southland Delaware Common Stock”), of which 1,000 shares are issued and outstanding as of the date hereof.

WHEREAS, Southland Florida is a corporation duly organized and existing under the laws of the State of Florida and, on the date hereof, has authority to issue 300,000,000 shares of common stock, par value $.001 per share (“Southland Florida Common Stock”), of which one share is issued and outstanding and owned by Southland Delaware.

WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable and to the advantage of the Constituent Corporations and their respective shareholders that Southland Delaware be merged with and into Southland Florida for the purpose of changing the jurisdiction of incorporation of Southland Delaware from the State of Delaware to the State of Florida.

WHEREAS, each of the Constituent Corporations has, subject to approval by its shareholders, adopted the Plan of Merger embodied in this Agreement.

NOW, THEREFORE, in consideration of the terms hereof, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:

ARTICLE I

The Merger

1.01 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), Southland Delaware shall be merged with and into Southland Florida in accordance with the applicable laws of the States of Delaware and Florida (the “Merger”). The separate existence of Southland Delaware shall cease, and Southland Florida shall be the surviving corporation (the “Surviving Corporation”) and shall be governed by the laws of the State of Florida.

1.02 Effective Date. The Merger shall become effective on the date and at the time of filing of Articles of Merger, in substantially the form annexed hereto as Exhibit “A”, with the Secretary of State of the State of Delaware, and Articles of Merger in substantially the same form with the Secretary of State of the State of Florida, whichever later occurs (the “Effective Date”), all after satisfaction of the requirements of the applicable laws of such States prerequisite to such filings, including, without limitation, the approval of the shareholders of the Constituent Corporations.

1.03 Articles of Incorporation. On the Effective Date, the Articles of Incorporation of Southland Florida, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation.

1.04 Bylaws. On the Effective Date, the Bylaws of Southland Florida, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation.

1.05 Directors and Officers. The directors and officers of Southland Florida immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

1.06 Tax Consequences. It is intended by the Constituent Corporations that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

ARTICLE II

Conversion of Shares

2.01 Southland Delaware Common Stock. Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of Southland Delaware Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation, par value of $.001 per share (“Survivor Stock”).

2.02 Southland Florida Common Stock. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of Southland Florida Common Stock outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

2.03 Exchange of Certificates. Each person who becomes entitled to receive Survivor Stock by virtue of the Merger shall be entitled to receive from the Surviving Corporation, as promptly as practicable after the Effective Date, a certificate or certificates representing the number of shares of Survivor Stock to which such person is entitled as provided herein.

ARTICLE III

Effect of the Merger

3.01 Rights, Privileges, Etc. On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Southland Delaware and Southland Florida; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of Southland Delaware and Southland Florida on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed; title to any real estate, or any interest therein vested in Southland Delaware or Southland Florida, shall not revert or in any way be impaired by reason of this Merger; and all of the rights of creditors of Southland Delaware and Southland Florida shall be preserved unimpaired, and all liens upon the property of Southland Delaware or Southland Florida shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

3.02 Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Southland Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Southland Delaware and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Southland Delaware or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

ARTICLE IV

Miscellaneous

4.01 Abandonment. At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Southland Delaware or Southland Florida or both, notwithstanding the approval of this Agreement by the shareholders of Southland Delaware and Southland Florida.

4.02 Amendment. At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the Board of Directors of either Southland Delaware or Southland Florida or both; provided, however, that an amendment made subsequent to the adoption of this Agreement by the shareholders of either Constituent Corporation shall not alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the rights of the shareholders of such Constituent Corporation.

4.03 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida and, so far as applicable, the merger provisions of the Delaware General Corporation Law.

4.04 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

SOUTHLAND HEALTH SERVICES, INC., a Delaware Corporation

By:	/s/ Larry N. Lunan
Larry N. Lunan, President

SOUTHLAND HEALTH SERVICES, INC., a Florida Corporation

By:	/s/ Larry N. Lunan
Larry N. Lunan, President